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                                                                      EXHIBIT 12

                                       CENTRAL TRACTOR FARM & COUNTRY, INC.
                       SCHEDULE REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                  (in thousands)


                                                            Fiscal 1997
                                                 ----------------------------------
                                                  7 months ended     5 months ended       Fiscal
                                  Fiscal 1998    November 1, 1997    March 26, 1997        1996
                                  -----------    ----------------    --------------       -------



Income before income taxes          $18,375            3,422             (1,881)           14,994
                                    =======          =======            =======           =======

Fixed charges:
  Interest expense                  $20,466           11,463              3,188             1,663
  Portion of rent expense
    representing interest             2,920            1,860                814             1,859
                                    -------          -------            -------           -------
 Total fixed charges                $23,386           13,323              4,002             3,522
                                    =======          =======            =======           =======


Earnings before income
  taxes and fixed charges           $41,761           16,745              2,121            18,516
                                    =======          =======            =======           =======

Ratio (deficiency) of
 earnings to fixed charges              1.8x             1.3x           $(1,881)              5.3x
                                    =======          =======            =======           =======


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